Multi-Tech International, Corp.

                              BUSINESS CONSULTANT AGREEMENT



This agreement dated April 30, 2003, is made By and Between: Multi-Tech International, Corp., herein referred to as "Company" and Mr. Rod K. Whiton, herein referred to as "Consultant".

                                   W I T N E S S E T H :

1. Consultation Services:

The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers, employees and consultants of the company concerning matters relating to the management and organization of the company, including but not limited to serve as consultant on short and long term trade and economic development initiatives; recommend, design and implement strategies for team development, market research, budgeting, marketing materials, primary market development, due diligence, territory/corporate licensing, product, and service marketing/sales programs, broker relations, and public relations programs, service provided by the consultant, which include recommendations for resolving disputes and to generally consult any matter arising out of the business affairs of the company, which are accepted and agreed to by the consultant. The Consultant will issue timely and clearly written reports for each service provided.

2. Terms of Agreement:

This agreement will begin May 13, 2003 and will end May 12, 2004. Either party may cancel this agreement on seven (7) days notice to the other party in writing, by registered letter.

3. Time Devoted by Consultant:

It is anticipated the consultant will spend sufficient time to fulfill its obligations under this agreement. The particular amount of time may vary from day to day or week to week.

4. Payment to Consultant:

For the services rendered by the consultant as set forth herein the consultant will be paid a fee of 2,000,000 (two million) free trading shares of the company's common stock, which shall be registered on a Form S-8. The consultant is prohibited from selling the free trading shares issued in this agreement, throughout the term of this agreement, unless otherwise notified in writing by the company.

5. Independent Contractor:

Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

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6. Confidential Information:

The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

7. Employment of Others:

The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

8.  Representation.

The consultant represents that he is familiar with securities laws (both federal and state) and is receiving the shares of common stock set forth herein for the services rendered pursuant to the terms of this agreement.
The services to be performed by the consultant to not include any form of capital raising activities. The consultant is a sophisticated investor and is aware of the risks involved in accepting shares of commons tock in lieu of cash compensation. The consultant is an accredited investor as defined under Regulation D.

9.  Termination:

In the event the consultant terminates this agreement for any reason whatsoever or the company terminates this agreement by written notice to the consultant, for breach by consultant or consultant's failure to perform, the consultant shall return that portion of the shares within five business days, which have not been accounted for to the company.

9. Signatures:

Both the company and the consultant agree to the above contract:

Accepted by:                              Accepted by:

  By: /s/  John J. Craciun, III               By Rod Whiton
  ---------------------------------           ---------------------------------
 John J. Craciun, III, President              Mr. Rod Whiton
Multi-Tech International, Corp.               Date: May 14, 2003
Date: May 13, 2003